Exhibit 10.22

ACUTUS MEDICAL, INC.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of 1/4/2019 (the “Effective Date”) by and between Acutus Medical, Inc., a Delaware corporation with its principal place of business at Faraday Avenue, Suite 100, San Diego, CA 92008 (the “Company”), and Elia Health Sciences, Inc., with a principal place of business/residence at [****] (“Consultant’) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:

1. Services and Compensation

Consultant shall perform the services described in Exhibit A (the “Services”) for the Company (or its designee,) and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

2. Applicability to Past Activities

Company and Consultant acknowledge that Consultant may have performed work, activities, services or made efforts on behalf of or for the benefit of Company, or related to the current or prospective business of Company in anticipation of Consultant’s involvement with Company, that would have been “Services” if performed during the term of this Agreement, for a period of time prior to the date of this Agreement (the “Prior Consulting Period” ). Accordingly, Consultant agrees that if and to the extent that, during the Prior Consulting Period: (i) Consultant received access to any information from or on behalf of Company that would have been “Confidential Information” (as defined below) if Consultant received access to such information during the term of this Agreement; or (ii) Consultant conceived, created, authored, invented, developed or reduced to practice any item (including any intellectual property rights with respect thereto) on behalf of or for the benefit of Company that would have been an “Invention” (as defined below) if conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed an “ Invention” hereunder, and this Agreement shall apply to such activities, information or item as if disclosed, conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement.

3. Confidentiality

A. Definition of Confidential Information. “Confidential Information” means any non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment or other property of Company, its affiliates or subsidiaries.

Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then- contemporaneous written records; or (iv) is subsequently developed by Consultant without reliance upon the Company’s Confidential Information, as supported by written records or other competent evidence kept in the ordinary course of business.

B. Nonuse and Nondisclosure. During and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of Company. Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Consultant may disclose the existence of this Agreement and the fact that Consultant is providing services to the Company; provided, however, that Consultant shall not disclose the material or commercial terms of this Agreement (other than with Consultant’s accountants, tax preparers or attorneys) without the consent of the Company. Consultant agrees that Consultant’s obligations under this Section 3.B shall continue after the termination of this Agreement.

C. Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D. Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees, to the extent that the Company’s confidentiality obligations based on the circumstances of disclosure or the nature of the subject matter itself, that at all times during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

4. Ownership

A. Assignment of Inventions. Consultant agrees that all right, title, mid interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement and arising directly and solely out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions” ), are the sole properly of the Company. Consultant also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns folly to the Company all right, title and interest in and to the Inventions.

B. Pre-Existing Materials. Subject to Section 4.A, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention or utilizes in the performance of the Services any pre-existing invention, discovery, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Consultant (“Prior Inventions”), (i) Consultant will provide the Company with prior written notice and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, in-evocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not knowingly incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned by any third party into any Invention without Company’s prior written permission. Company understands that Consultant makes to warranties or representations of any kind regarding any services provided by Consultant, or any invention, improvement, development, concept, discovery, work of authorship or other proprietary information disclosed to Company during the term hereof.

C. Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D. Maintenance of Records. Consultant agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Consultant (solely or jointly with others) during the term of this Agreement, and for a period of three (3) years thereafter. The records will be in the form of notes, sketches, drawing s, electronic files, reports, or any other format that is customary in the industry and/or otherwise specified by the Company. Such records are and remain the sole properly of the Company at all times and upon Company’s request, Consultant shall deliver (or cause to be delivered) the same.

E. Further Assurances. Consultant agrees to provide the Company, or its designee, at the Company’s expense, with reasonable assistance in securing the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions. Consultant further agrees that Consultant’s obligations under this Section 4.E shall continue after the termination of this Agreement.

F. Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 4.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

5. Conflicting Obligations

A. A Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement.

B. Consultant shall require all Consultant’s employees, contractors, or other third- parties performing Services under this Agreement to execute a confidential information and assignment agreement in a form no less restrictive than this Agreement, and promptly provide a copy of each such executed agreement to the Company. Consultant’s violation of this Article 5 will be considered a material breach under Section 8.B.

C. Consultant represents and warrants that Consultant, and, to Consultant’s knowledge, its officers, directors, employees, and agents acting on its behalf, if applicable, have complied in all material respects with any and all applicable law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any governmental entity, and other governmental requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements (collectively, “Laws”) to which Consultant may be subject to and which relate to the subject matter of this Agreement, including Consultant’s provision of Services under this Agreement, and no claims have been filed against Consultant alleging a violation of any such Laws and Consultant has not received any notice asserting that it is not so in compliance.

6. Return of Company Materials

Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, those records maintained pursuant to Section 4.D and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control.

7. Reports

Consultant agrees that Consultant will keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as reasonably requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the reasonable time expended in preparing such written reports will be considered time devoted to the performance of the Services.

8. Term and Termination

A. Term. The term of this Agreement will begin on the Effective Date of this Agreement and will continue until the earlier of (i) final completion of the Services or (ii) termination as provided in Section 8.B.

B. Termination. Except as otherwise provided in Exhibit A-l, either party may terminate this Agreement upon giving the other thirty (30) days prior written notice of such termination pursuant to Section 13.G of this Agreement. Either Party may terminate this Agreement immediately and without prior notice if the other party is in breach of any material provision of this Agreement.

C. Survival. Upon any termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1) The Company will pay, within thirty (30) days after the effective date of termination, all undisputed amounts owing to Consultant for Services completed prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Article 1 of this Agreement; and

(2) Article 3 (Confidentiality), Article 4 (Ownership), Section 5.B (Conflicting Obligations), Article 6 (Return of Company Materials), Article 8 (Term and Termination), Article 9 (Independent Contractor Relationship), Article 10 (Indemnification), Article 11 (Noninterference), Article 12 (Limitation of Liability), and Article 13 (Miscellaneous) will survive termination or expiration of this Agreement in accordance with their terms.

9. Independent Contractor Relationship

It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement.

10. Indemnification

Each Party agrees to indemnify and hold harmless the other party and the other party’s affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of the indemnifying party or the indemnifying party’s assistants, employees, contractors or agents, and (ii) any breach by the indemnifying party or the indemnifying party’s assistants, employees, contractors or agents of any of the covenants contained in this Agreement.

11. Nonsolicitation

To the fullest extent permitted under applicable law, from the date of this Agreement until six (6) months after the termination of this Agreement for any reason (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit any of the Company’s employees to leave their employment, or attempt to solicit employees of the Company, either for Consultant or for any other person or entity. Consultant agrees that nothing in this Article 11 shall affect Consultant’s continuing obligations under this Agreement during and after this six (6) month period, including, without limitation, Consultant’s obligations under Article 3.

12. Limitation of Liability

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO OTHER PARTY OR TO ANY OTHER THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL COMPANY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO CONSULTANT UNDER THIS AGREEMENT FOR THE SERVICES, DELIVERABLES OR INVENTION GIVING RISE TO SUCH LIABILITY. IN NO EVENT SHALL CONSULTANT’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS RECEIVED BY CONSULTANT FROM THE COMPANY UNDER THIS AGREEMENT FOR THE SERVICES, DELIVERABLES OR INVENTION GIVING RISE TO SUCH LIABILITY.

13. Miscellaneous

A. Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California.

B. Assignability. This Agreement will be binding upon Consultant’s assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.

C. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties. Consultant represents and warrants that it is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the Parties in such exhibit or schedule.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to affect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F. Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G. Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 14.G.

(1)	If to the Company, to:

2210 Faraday Avenue, Suite 100
Carlsbad, CA 92008
Attention: Vince Burges – President / CEO

(2) If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company, with copy of each notice provided to Seyamack Kouretchian, Coast Law Group, LLP, [****]

H. Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

I. Signatures. Th.is Agreement may be signed in two counterparts, each of which shall be deemed au original, with the same force and effectiveness as though executed in a single document.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

ELIAS HEALTH SCIENCES, INC.		ACUTUS MEDICAL, INC.

By:	/s/ Peter Elia	By:	/s/ Gary Doherty
Name:	Peter Elia	Name:	Gary Doherty
Title:		Title:	CFO
Date:	1/4/2019	Date:	1/4/2019

Address for Notice:

Acutus Medical, Inc. – Consulting Agreement

EXHIBIT A-1

SERVICES AND COMPENSATION

l. Contact. Consultant’s principal Company contact:

Name: Vince Burgess

Title: CEO

Email: [****]

Phone: [****]

2. Services. The Services shall consist of the following:

•	Market Development Consultant

•	Peer-to-peer physician engagement, including planning and execution

•	Guidance, strategic planning, and implementation for site selection and pricing !

•	Establish national accounts and contracts

•	Product features and performance requirements

•	Other activities, as mutually agreed, including those typically required when introducing an advanced/new technology to at medical specialty.

•

The Company and the Consultant agree that, unless Company and Consultant mutually agree to earlier termination, the Services shall be for a minimum of 3 months. If such notice is given before the minimum 3-month period ends, unless Consultant otherwise agrees, termination will not be effective until the end of the minimum 3 month period. For the avoidance of doubt, the effect of this provision is to provide Consultant with a total of at least 3 months compensation for Services, unless Company and Consultant mutually agree to earlier termination or unless there is a breach of a material term of the Agreement.

•	Compensation.

A. The Company will pay Consultant $31,250 per month at a fixed rate for the duration of the consultancy.

B. The Company will reimburse Consultant, in accordance with Company policy, for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement, if Consultant receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.

C. Subject to board approval, the Company will agree to grant 15,000 options to purchase Common Stock at the then current fair market value (as established by the board based on an active 409a valuation) for each month of paid Service. In the event Service is terminated, Consultant will have 12 months to exercise any options granted.

Monthly or every two weeks, Consultant shall submit to the Company a written invoice for Services and expenses. Company shall pay any such undisputed invoices within 15 days of receipt. The Company shall promptly give Consultant notice of any unapproved invoices or disputed amounts

CONSULTANT		ACUTUS MEDICAL, INC.

By:	/s/ Peter Elia	By:	/s/ Gary Doherty
Name:	Peter Elia	Name:	Gary Doherty
Title:		Title:	CFO
Date:	1/4/19	Date:	1/4/2019